UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	August 14, 2006

TERABEAM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29053	04-2751645
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

2115 O’Nel Drive, San Jose, CA	95131
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(408) 731-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Stock Option Grant to Senior Vice President of Sales-Americas

Len Eisenstein, Senior Vice President of Sales-Americas of Proxim Wireless Corporation (a wholly owned subsidiary of Terabeam, Inc.), was granted two separate options to purchase 100,000 shares and 20,000 shares, respectively, of common stock of Terabeam, Inc. on August 14, 2006 (Mr. Eisenstein’s first day of employment with Proxim). These stock option grants were pursuant to Mr. Eisenstein’s letter employment agreement with Proxim dated July 25, 2006. That letter employment agreement was described in and attached as an exhibit to the Form 8-K filed by Terabeam with the Securities and Exchange Commission on July 31, 2006.

The letter employment agreement contemplates Mr. Eisenstein being granted an option to purchase 100,000 shares of Terabeam’s common stock with an exercise price equal to the fair market value of Terabeam’s stock on the date of grant and an option to purchase 20,000 shares of Terabeam’s common stock with an exercise price equal to 150% of the fair market value of Terabeam’s stock on the date of grant. These options were granted on August 14, 2006 with the option to purchase 100,000 shares having an exercise price of $1.85 per share, the fair market value of Terabeam’s common stock on that date, and with the option to purchase 20,000 shares having an exercise price of $2.77 per share, approximately 150% of the fair market value of Terabeam’s common stock on that date. The two option grants were granted pursuant to Terabeam’s standard incentive stock option agreement for executive officers completed using the details above. The options vest over three years with 34% of each of the grants vesting on the first annual anniversary of the date of grant and thereafter as to 8 ¼% on the first day of each January, April, July, and October until the option has vested in full. Each of the option agreements provides that, upon a change of control, 50% of all unvested stock options will automatically vest. The options have a five year term.

*  *  *  *  *  *  *  *  *

The foregoing description of Mr. Eisenstein’s stock option agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the stock option agreements, a form of which was filed as Exhibit 10.2 to the Form 8-K filed by Terabeam with the Securities and Exchange Commission on August 4, 2006 and is incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERABEAM, INC.

Dated: August 16, 2006	By:	/s/ David L. Renauld
David L. Renauld
Vice President

2